Exhibit 99.1

Bionik Laboratories Issues Letter to Stockholders

CEO provides update on recent sales and outlines expectations for fiscal 2019 as the Company begins to simplify its capital structure to prepare for uplisting to an accredited exchange

•    Successfully strengthened balance sheet with conversion of all long term debt into equity

•    Strong commercial activities with major partnership and launch of new products

TORONTO and BOSTON (April 3, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the “Company”), a global robotics company focused on providing rehabilitation and assistive technology solutions from hospital to home for individuals with neurological and mobility challenges, today issued the following letter to its stockholders:

Dear Bionik Stockholders:

I joined Bionik Laboratories as CEO in September 2017, having served as a director of the Company for the previous two months. A focus on evidence-based medicine to drive sales and marketing coupled with an innovative clinical product platform drew me to this opportunity. Over the past seven months we made excellent progress, particularly in pursuit of our global commercialization objectives targeting hospitals and mass markets.

More specifically, during fiscal year 2018, which ended March 31, 2018, we took a number of financial and operational steps to position the Company for meaningful growth. Highlights from the second half of the fiscal year include:

•	Taking steps to simplify and strengthen the Company’s capital structure and balance sheet
•	Launching the next-generation InMotion™ Arm
•	Improving the supply chain with the outsourcing of manufacturing
•	Bolstering our management team and corporate governance
•	Expanding our global footprint with a distribution agreement with Curexo of South Korea and shipping our first systems to them

Capital Structure

From December 2016 through March 2018, we were successful in raising a total of approximately $9.1 million through the issuance of convertible promissory notes, a significant amount of which was from existing investors and two of our directors. At the close of fiscal year 2018, we strengthened our balance sheet with the conversion of all of these notes into shares of our common stock issued, or to be issued when we have sufficient authorized shares of common stock to do so. With the conversion, we do not need to raise funds for the purpose of paying back indebtedness, a major impediment to finding capital to further grow our business, and will no longer have the overhang on our stock when all of the shares underlying the promissory notes are fully issued. As of March 31, 2018, we have issued 147,805,371 shares of common stock upon conversion, representing approximately 78.8% of the notes converted, and have a commitment to issue an additional 39,545,776 shares of common stock underlying the promissory notes as soon as we have the required authorized shares available. Further details are described in our Form 8-K filing with the Securities and Exchange Commission on April 3, 2018.

We are now evaluating additional changes to our capitalization to further strengthen our Company, to allow us to issue the remaining shares underlying the converted promissory notes and to increase our stock price to the minimum required under exchange listing standards.

Review of Operations

We launched our next-generation InMotion Arm interactive robotic system for the clinical rehabilitation of stroke survivors and those with mobility impairments due to neurological conditions. This new generation of InMotion Arm provides a commercial product with the same innovative, active-assisted robotic therapy clinically proven with the previous generation dedicated to R&D, but with a modern design that is smaller and sleeker and intended to be used with a large number of patients. We have already sold and placed units of this InMotion Arm system within rehabilitation hospitals, which includes Saint Luke’s South Hospital in Overland Park, Kansas and Bacharach Institute for Rehabilitation in Pomona, New Jersey, along with other prestigious hospitals.

We entered into an agreement with Cogmedix Inc. for the production our new InMotion Arm systems. Cogmedix, a wholly owned subsidiary of Coghlin Companies, Inc., is a premier medical device development and manufacturing company based in Worcester, Massachusetts. The initial agreement is for turnkey, compliant manufacturing, and providing the possibility to ramp-up in volume as the Company continues to receive positive feedback from the market. Our expectations are that commercial manufacturing will be completely outsourced to Cogmedix by the middle of this calendar year, while Bionik will maintain in-house capabilities for research and development activities.

I am delighted to report that we shipped our first three InMotion Robotic Systems to Curexo in South Korea. We signed an agreement in early March for Curexo to be the exclusive distributor of our systems in South Korea, while Bionik was provided exclusive rights to distribute Curexo’s Morning Walk lower body rehabilitation technology within the United States. The two companies complement their product portfolios to offer a comprehensive rehabilitation platform to customers in their respective markets. These shipments will be recognized as sales in our fiscal fourth quarter and validate this agreement, which clearly is off to a robust start. We expect continued success with Curexo this coming year.

Management and Corporate Governance

We made a number of management and corporate governance changes over the past several months as a consequence of our restructuring. In September 2017, we appointed Remi Gaston-Dreyfus, private investor and founder and president of RGD Investissements S.A.S, a private investment company, to the board. In January 2018, Andre-Jacques Auberton-Herve, a world class entrepreneur in the high-tech industry, was named chairman of the board, replacing Peter Bloch who subsequently left the board. Mr. Auberton-Herve was a co-founder and CEO of Soitec SA, a publicly traded company on the Euronext Paris stock exchange, which designs and manufactures innovative semiconductor materials.

More recently, in March 2018 we named Peter Gerald Malone and Joseph Martin to our board of directors. Mr. Malone has extensive financial services experience and served as chairman of Aberdeen Asia-Pacific Income Fund, a U.S. closed-end mutual fund, a Member of Parliament in the U.K. from 1983 to 1997 and as Minister of State for Health in John Major’s government from 1994 to 1997. Mr. Martin is chairman of Brooks Automation, a global provider of automation, vacuum and instrumentation solutions, and has served on the boards of multiple publicly traded companies including Collectors Universe, Fairchild Semiconductor, ChipPAC and Soitec. In 2000 CFO Magazine awarded Martin the CFO of the Year award for turnaround operations.

With these changes Bionik now has seven directors, including three independent directors. We believe our board has the talent to provide meaningful contributions and counsel to help guide management in the execution of our growth strategy and serve our shareholders. Our board has extensive experience with public companies, finance, marketing and/or healthcare systems.

Fiscal Year 2019 Milestones

We are excited about our plans for the coming fiscal year, and believe we have solidified the base upon which we will build the business. In the coming 12 months we expect to achieve the following:

•	Launch the second generation of InMotion Hand and InMotion Wrist to rehabilitation centers and hospitals
•	Continue and extend commercial development in North America and abroad
•	Further develop the InMotion robotic system family for in-home use
•	Continue development of our first lower-cost, lower-body mobility device focused on the large and expanding market for the aging population in conjunction with Wistron Corporation, our co-development partner
•	Continue the transition to outsource all commercial manufacturing to support the expected increase in demand for our products
•	Work towards an uplisting of our common stock to an accredited U.S. exchange

It is a fascinating time to be working in healthcare as the adoption of new technologies like robotics and artificial intelligence continues to grow. Bionik Laboratories is establishing itself as a leader in clinical rehabilitation and is pushing forward aggressively to enter the consumer health products market. On behalf of the entire Bionik management team and our board of directors, I would like to thank you for your continued support of our company and our mission.

Sincerely,

Eric Dusseux, M.D.

Chief Executive Officer

April 3, 2018

About Bionik Laboratories

Bionik Laboratories (OTCQB: BNKL) is a global robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance and success in raising capital, (iv) the market and projected market for our existing and planned products, and success in penetrating those markets and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

# # #